Exhibit 99.2

FOR IMMEDIATE RELEASE CONTACT: Investor Relations (713) 726-5376 IR@flotekind.com

Flotek Industries Announces Intent to Acquire Eclipse IOR Services, LLC,

Significantly Expanding its Enhanced Oil Recovery Initiatives

HOUSTON, July 29, 2013 /PRNewswire/ — Flotek Industries, Inc. (“Flotek” or the “Company”) (NYSE: FTK) today announced it has entered into a non-binding Letter of Intent (the “LOI”) to acquire Keller, Texas based Eclipse IOR Services, LLC. (“Eclipse” or “EOGA”).

Eclipse is a leading provider of enhanced recovery technologies for oil and natural gas producers. Eclipse offers enhanced oil recovery technologies and services including water control polymers for producing wells, sweep improvement (polymer gel) technology for waterfloods and CO2 floods, mobility control polymer flooding, injectivity improvement for waterfloods, permanent clay stabilization, and alkaline-surfactant processes for waterfloods as well as a wide-range of consulting services to its clients in North America and internationally.

“The addition of Eclipse to the Flotek EOR team will be an important milestone in the development of our enhanced oil recovery strategy and business platform,” said John Chisholm, Chairman, President and Chief Executive Officer of Flotek. “Jay Portwood and his team have developed a far-reaching reputation for being the leading innovators in the application of polymer technology for EOR and in the process have built a client base of the leading EOR companies around the globe. The combination of Eclipse’s existing technology and service breadth with Flotek’s chemistry and consulting initiatives should create immediate opportunities to become a significant player in global EOR markets.”

Flotek will provide total consideration of approximately $6.5 million in cash and Flotek common stock for Eclipse, subject to completion of due diligence and certain working capital adjustments. The parties anticipate completing pre-closing requirements within 30 days.

Eclipse posted (unaudited) revenue for the six-month period ended June 30, 2013 of $2.17 million with EBITDA of approximately $0.44 million. In the month of June, Eclipse posted revenue of $0.55 million and EBITDA of $0.20 million. Eclipse anticipates June activity levels to continue in the second-half of the year.

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“Eclipse is delighted at the prospect of joining the Flotek team as we work together to build a leading EOR practice in North America and beyond,” said J.T. “Jay” Portwood, President of Eclipse IOR Services, LLC. “We have worked side-by-side with Flotek in recent years and have been impressed with their expertise in primary and secondary production methods and the application of their advanced chemistries in enhancing secondary recovery projects. This combination will provide significant new opportunities for both companies as we combine our expertise and marketing efforts.”

In addition to Eclipse’s metropolitan Dallas headquarters, the Company has service centers in Oklahoma and Kansas. As part of the transaction, Flotek is expected to enter into employment agreements with Mr. Portwood as well as other Eclipse personnel.

Upon the completion of due diligence and other requirements, Flotek expects to execute definitive documents and close on the Eclipse acquisition by August 30, 2013.

About Flotek Industries, Inc.

Flotek is a global developer and distributor of a portfolio of innovative oilfield technologies, including specialty chemicals and down-hole drilling and production equipment. It serves major and independent companies in the domestic and international oilfield service industry. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.”

For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements:

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, the Company’s ability to enter into definitive documents relating to the acquisition of Eclipse and to consummate such acquisition, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation. Further information about the risks and

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uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

SOURCE Flotek Industries, Inc.